Exhibit 99.1
CARRIZO OIL & GAS, INC.                         News
______________________________________________________________________________

PRESS RELEASE    Contact:    Jeffrey P. Hayden, CFA, VP - Investor Relations
(713) 328-1044
Paul F. Boling, Chief Financial Officer
    (713) 328-1000

CARRIZO OIL & GAS ANNOUNCES NON-CORE ASSET SALES AND PARTICIPATION IN UPCOMING CONFERENCES

HOUSTON, September 4, 2013 - Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) today announced the sale of its remaining Barnett Shale properties as well as other non-core assets in East Texas and the Marcellus Shale. The company also announced plans to participate in upcoming conferences.
Overview of Transactions
Carrizo has agreed to sell certain non-core assets, including substantially all of its remaining Barnett Shale assets, as well as all of its interest in the Camp Hill Field in East Texas and certain undeveloped acreage in the Marcellus Shale, for total consideration of approximately $268 million, including aggregate cash proceeds of approximately $250.4 million, subject to customary closing conditions and purchase price adjustments, and the assumption by the buyers of certain liabilities and contractual commitments. The Company intends to use the net proceeds from these sale transactions to repay borrowings under its revolving credit facility as well as to fund a portion of the remainder of its 2013 capital expenditures program, largely in the Eagle Ford Shale.
The Barnett Shale divestiture includes approximately 9,000 net acres primarily in Southeast Tarrant County with year-end 2012 proved reserves of 303.5 Bcf. Current net production from the assets is approximately 44 MMcf/d. Closing of the transaction is expected by late October, with an effective date of July 1, 2013. Evercore Partners acted as the Company’s financial advisor for the sale of the Barnett Shale assets and Baker Botts LLP acted as outside legal counsel. The Camp Hill divestiture includes year-end 2012 proved reserves of approximately 1.0 MMBbl and current net production of about 160 Bbl/d of oil. It also has an effective date of July 1, 2013 and is expected to close shortly. The Marcellus Shale divestiture primarily includes 2,850 net undeveloped acres in non-core areas of the play and is expected to close in the fourth quarter.
S.P. "Chip" Johnson, IV, Carrizo's President and CEO, commented, "This is a bittersweet day for Carrizo as the Barnett Shale started the company’s transformation into an unconventional resource player back in 2003. While we’ve had a great run in the play, and worked with some great partners, we believe the sale of these assets is a natural step in our continued shift towards premier oil and liquids-rich plays. The cash proceeds from the divestitures will also further improve our balance sheet metrics and should more than cover our remaining spending gap for the year. This puts us in a strong position to continue our Eagle Ford Shale and Niobrara developments, as well as ramp up our Utica Shale activity in 2014."
Upcoming Conference Schedule
Carrizo’s management is scheduled to present at the following upcoming conferences. The slide books used during the presentations will be posted to the Carrizo website coincident with Carrizo’s conference presentation.

4th Annual Credit Suisse Small & Mid Cap Conference
Wednesday, September 18, 2013
New York, NY

Imperial Capital 7th Annual Global Opportunities Conference
Thursday, September 19, 2013 at 8:00 am EDT
New York, NY
The audio webcast can be accessed by visiting the Carrizo website at http://www.crzo.net/, clicking on “Investor Relations” and then on “Imperial Capital 2013 Conference.”

Carrizo Oil & Gas, Inc. is a Houston-based energy company actively engaged in the exploration, development, and production of oil and gas from resource plays located in the United States. Our current operations are principally focused in proven, producing oil and gas shales primarily in the Eagle Ford Shale in South Texas, the Niobrara Formation in Colorado, the Marcellus Shale in Pennsylvania, the Barnett Shale in North Texas, and the Utica Shale in Ohio.

Statements in this news release that are not historical facts, including but not limited to those related to the proposed sale transactions (including timing, purchase price and effects thereof), use of proceeds, oil and gas sales, estimated values and liabilities, outlook, guidance, growth, targets, timing, rates and levels of production, production mix (including estimates of any historical information that has not yet been factually verified), capital requirements, spending plans, the amount, timing, nature and geographical location of drilling and completion, land acquisition, seismic and other expenditures, the location and timing of drilling activity within the Company’s various areas of operation, the Company's or management's intentions, beliefs, expectations, hopes, projections, assessment of risks, estimations, plans or predictions for the future, results of the Company's strategies, timing of completion and drilling of wells, and other statements that are not historical facts (or are estimates of historical information that have not yet been factually verified) are forward-looking statements that are based on current expectations. Although Carrizo believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include actions by governmental authorities, joint venture partners, industry partners, lenders and other third parties, failure of closing conditions to occur, actions by purchasers, title, environmental and other issues affecting proceeds and indemnities, market and other conditions, capital needs and uses, commodity price changes, effects of the global economy on exploration activity, results of and dependence on exploratory drilling activities, operating risks, right-of-way and other land issues, availability of capital and equipment, weather, and other risks described in Carrizo's Form 10-K for the year ended December 31, 2012 and its other filings with the Securities and Exchange Commission. Each forward-looking statement speaks only as of the date of the particular statement and we undertake no obligation to update or revise any forward-looking statement.